SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities
Act of 1934

Date of Report (Date of earliest event reported) July 12, 1999

USBANCORP, Inc.
(exact name of registrant as specified in its charter)

Pennsylvania        0-12204        25-1424278
(State or other     (commission    (I.R.S. Employer
jurisdiction        File Number)   Identification No.)
of Incorporation)

Main and Franklin Streets, Johnstown, Pa.  15901
(address or principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: 814-533-5300

N/A
(Former name or former address, if changed since last report.)


	Form 8-K

Item 5. Other Events.

USBANCORP, Inc. (the "Registrant") announced on July 12, 1999, that its Board of Directors has approved a plan to split the Company's banking subsidiaries into two separate publicly traded companies. The plan would be effected through a tax-free spin-off of its Three Rivers Bank & trust subsidiary to the Company's shareholders. Completion of the spin-off is expected to take six to nine months and is contingent upon a favorable tax ruling from the Internal Revenue Service and regulatory approvals. For a more detailed description of the proposed transaction see the press release attached as Exhibit #99.1.

Exhibits
--------

Exhibit 99.1	Press release dated July 12, 1999, that its Board
of Directors has approved a plan to split the Company's banking subsidiaries into two separate publicly traded companies. The plan would be effected through a tax-free spin-off of its Three
Rivers Bank & trust subsidiary to the Company's shareholders. Completion of the spin-off is expected to take six to nine months and is contingent upon a favorable tax ruling from the Internal Revenue Service and regulatory.


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


USBANCORP, Inc.

By /s/Jeffrey A. Stopko
Jeffrey A. Stopko
Senior Vice President
& CFO

Date: July 12, 1999


Exhibit 99.1

USBANCORP to Spin-Off Three Rivers Bank

JOHNSTOWN, PA- USBANCORP, Inc. (NASDAQ: UBAN) today announced that its Board of Directors has approved a plan to split the Company's banking subsidiaries into two separate publicly traded companies.
 The plan would be effected through a tax-free spin-off of its Three Rivers Bank & Trust subsidiary to the Company's shareholders. Completion of the spin-off is expected to take six to nine months and is contingent upon a favorable tax ruling from the Internal Revenue Service and regulatory approvals.

Under the proposed tax-free spin-off plan, 100% of the shares of a holding company for Three Rivers Bank would be distributed to shareholders of USBANCORP in proportion to their existing USBANCORP ownership. Shareholders would retain their existing USBANCORP shares. Upon consummation of the proposed spin-off, the resulting companies will have the following corporate profiles based upon financial data as of March 31, 1999:

Pro-Forma Financial Information
As of March 31, 1999
(Unaudited)

                   					USBANCORP 			                 Three Rivers Bank

Total Assets	          	$ 1.4 billion		               $ 1.0 billion

Total Loans            	$ 616 million		               $ 466 million

Total Deposits		       	$ 683 million	               	$ 573 million

Counties Served	      		Cambria, Somerset,	           Allegheny, Washington,
                  						Clearfield, Centre,           Westmoreland
                     			Westmoreland

Corporate Headquarters		Johnstown	                   	Monroeville

Deposit Market Share in 		25%	                        		2%
Primary County

First Quarter Net Income		$2,561,000		                $2,475,000

Contribution to First Quarter EPS	$0.19			            $0.18

Return on Equity	                		13.1%		           		16.3%


The USBANCORP pro-forma financial data includes Standard Mortgage Company (SMC), a mortgage banking company. SMC currently is a subsidiary of Three Rivers Bank. SMC will be internally spun-off from Three Rivers Bank to USBANCORP prior to consummation of the proposed Three Rivers Bank spin-off. The unaudited pro-forma financial information may not be reflective of actual operating results due to changes in circumstances and events that may occur in the future.

Terry K. Dunkle, Chairman, President & Chief Executive Officer of USBANCORP, stated, "Over the past year, Management and the Board of Directors have explored a wide range of strategic options to position USBANCORP for future profitable growth in the financial services industry. We strongly believe that the separation of the banking subsidiaries into two totally separate and distinct companies has the potential to generate the greatest near and long term value in their businesses by allowing each bank to focus on its core strengths and pursue different future strategic directions. The creation of enhanced value in each Company will be beneficial to shareholders, customers, employees, and the communities in which each company operates."

After the spin-off, Three Rivers Bank will be positioned to raise capital in a more cost-effective manner so that it can more meaningfully participate in the consolidation of the banking industry. With its current limited market share in the Greater Pittsburgh Market, the Board of Directors believes that Three Rivers Bank can pursue acquisition opportunities to grow its franchise while continuing to emphasize its strong core community banking expertise.

The spin-off also will be equally beneficial for USBANCORP's US Bank subsidiary which has the largest deposit market share in Cambria County. US Bank is strategically positioning itself to be a full financial services provider with a strong emphasis on fee income generation through trust services, mutual funds and annuities, and insurance product lines. US Bank also will be better positioned to market its union affiliation after the spin-off in order to further grow its business in a targeted manner. Approximately 250 non-management personnel of US Bank are members of the United Steelworkers of America, AFL-CIO-CLC, Local Union 2635-06/07 and are covered by a collective bargaining agreement. US Bank was awarded the 1998 Pennsylvania Governor's Award for Labor-Management Cooperation.

Each Company will have its own separate board of directors and senior management team. The Companies do expect to enter into an arm's length, fair market value services agreement that would allow them to continue to benefit from coordinated services provided by the Parent Company of USBANCORP for a period of time after the spin-off. Examples of outsourced services currently provided by the Parent Company include asset/liability management, internal audit and loan review, marketing, regulatory reporting and compliance, and purchasing and accounts payable.

This news release may contain forward-looking statements that involve risks and uncertainties, including the risks detailed in the Company's Annual Report and Form 10-K to the Securities and Exchange Commission as defined in the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events may differ materially from those set forth in the forward-looking statements.
For Further information contact:
Jeffrey A. Stopko, Senior Vice President, Chief Financial Officer,
(814) 533 - 5310
Terry K. Dunkle, Chairman, President & Chief Executive Officer,
(814) 533 - 5201
Orlando B. Hanselman, Executive Vice President, (814) 533 - 5319